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                             MANUFACTURING AGREEMENT


         Agreement made October 25, 1996 between Autotote CBS, Inc., a Nevada corporation, with its principal office in Las Vegas, Nevada ("CBS"), and Autotote Systems, Inc., a Delaware corporation, with a principal office in Newark, Delaware ("ASI").

1.       SCOPE

         1.1 Scope. This Agreement covers a right for CBS to manufacture, exclusively for sale or lease by CBS within Nevada, ASI's models as defined in Exhibit A and any other products later designated by both ASI and CBS (hereinafter referred to as the "Products"). CBS may also manufacture or acquire Products as set forth in Sections 1.2 and 1.3 hereunder for sale or lease anywhere in the world for use in the Race and Sports Book Wagering business (including MegaSports) in the event ASI elects not to participate in an Opportunity pursuant to the International Cooperation Agreement. The right to manufacture or acquire shall apply only if ASI is unable or unwilling to deliver Products under the Authorized Exclusive Distribution Agreement or the International Cooperation Agreement of even date herewith within forty-five (45) days of the scheduled delivery date and said right shall only apply with respect to the Product not delivered. Once manufacturing has commenced under this agreement, ASI cannot terminate such manufacturing arrangement.

         1.2      Right to Manufacture.

                  (a) ASI hereby grants to CBS, and CBS hereby accepts from ASI, the non-exclusive and non-transferable (except as provided herein) right to manufacture the Products as set forth in Section 3 below. CBS, upon written notice of the subcontractor to ASI, may subcontract the manufacturing of Products for later acquisition by CBS. Said subcontractor must execute a confidentiality agreement.

                  (b) Unless and until ASI receives a license from the appropriate Nevada Gaming Authorities, CBS shall have the right to manufacture video gaming machines ("VGM's) without being required to order such VGM from ASI pursuant to the Distribution Agreement. ASI will supply all the schematics and other information to allow such manufacture.

         1.3 Right to Acquire. If manufacturing rights are available hereunder, CBS shall have the right to purchase any product whose function is similar to, or which are competitive with, the Products from a supplier or manufacturer anywhere in the world.

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2.       TERM

         2.1 Term This Agreement commences as of the date first written above and shall continue in effect until the expiration of the Authorized Exclusive Distributorship Agreement or the International Cooperation Agreement, whichever is later.

3.       MANUFACTURING RIGHTS

         3.1 Right to Manufacture. For the term hereof, and subject to Section 1.1, ASI hereby grants to CBS, and CBS hereby accepts from ASI, a non-exclusive, nontransferable (except as provided herein), right under ASI's patents, copyrights and know-how to manufacture Products and sell such Products as described herein.

         3.2 Manufacturing Information. ASI agrees to furnish to CBS manufacturing drawings, parts lists, vendors lists, tooling descriptions and other information necessary or helpful to enable CBS to manufacture or have manufactured the Products. These shall be deemed to be confidential information hereunder. However, such information may be provided to any regulatory agency having jurisdiction or otherwise as required by law or court order.

         3.3      Escrow of Manufacturing Information:  Release of Deposit

                  (a) Concurrently with the execution of this Agreement, the parties shall execute an Escrow Agreement in the form of Exhibit "B" hereto.

                  (b) Upon the occurrence of a "Default" (as defined below), CBS shall, subject to the terms and conditions of the Escrow Agreement and in addition to the rights granted elsewhere in this Agreement, also have the right to obtain from the escrow agent the Deposit Materials (as defined in the Escrow Agreement) deposited in escrow by ASI and use them to exercise the rights granted to CBS in this Agreement. CBS shall treat such Deposit Materials as confidential information hereunder.

                  (c) ASI shall be deemed to be in default upon the occurrence of any one of the following events (each of which shall be deemed a "Default"):

                           (i) if ASI is unable or unwilling to deliver Products
under the Authorized Exclusive Distribution Agreement of even date herewith within forty-five (45) days of the scheduled delivery date; or

                           (ii) if ASI becomes insolvent, makes a general
assignment for the benefit of creditors, files a voluntary petition of bankruptcy for liquidation, or has wound up or liquidated its business voluntarily or otherwise.


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                  (d) In the event that the parties dispute the existence of a
Default, then the parties shall submit such dispute to a single arbitration proceeding pursuant to the Escrow Agreement.

         3.4 Certain Ownership Rights. All right, title and ownership interests in any Product design specifications and any change, addition or modification (by whomsoever made) to the Products shall immediately vest in ASI.

         3.5 Tooling. Any tooling which ASI makes available to CBS shall remain in the possession of CBS during the term hereof. CBS shall use such tooling only for the purpose of manufacturing Products.

         3.6 Quality Control. CBS shall provide and maintain a mutually-agreeable quality control system for all Products which shall at least be consistent with presently existing industry quality control practices for the type of Products covered hereunder or any required system of internal control or compliance.

4.       FEES

         4.1 Fees. CBS shall pay ASI for all Products sold to domestic customers, except to ASI, a per terminal/machine manufacturing fee of $350, $500, and $600 for each Mark II Terminal, Probe Terminal, and Video Game Machine ("VGM") sold, respectively. In the cases of rentals or leases of Mark II or Probe equipment, not to ASI, CBS shall pay ASI 10% of any lease or rental revenues. VGM lease royalties will be limited to the lesser of 10% of per machine lease revenues or $1.50 per day per machine, for the term of the lease agreement.

5.       CONFIDENTIALITY AND PROPRIETARY RIGHTS

         5.1 Proprietary Rights. Except as provided in the Technology License Agreement of even date herewith and the Stock Transfer Agreement, all information, know-how, programming, software, trademarks, trade secrets, plans, drawings, specifications, designs and patterns (whether or not in writing) furnished or created by ASI or by ASI's agents or contractors, and any and all property rights embodies therein, is and shall remain the sole property of ASI and neither CBS nor any other party shall have or acquire any interest therein; and the same shall not be used, disclosed or reproduced for any purpose whatsoever, except in performance of this Agreement or to a regulatory agency having jurisdiction or as otherwise required by law or court order.

         5.2 Non-Competition. The know-how supplied to, CBS hereunder (except as otherwise agreed upon) shall be used only in the performance of this Agreement.

         5.3 Restricted Access. During the term of this Agreement, CBS or its subcontractor shall not allow access to the final assembly and testing areas for Products to any persons other than its employees who have a need to know, vendors of products used in such areas and persons approved in advance by ASI,

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which approval shall not be unreasonably withheld. Access to such areas may be given to representatives of regulatory agencies with jurisdiction without the prior approval of ASI; however, CBS will give notice thereof to ASI.

6.       TERMINATION

         6.1 Termination for Default. Either party may terminate this Agreement upon thirty (30) days' prior written notice if a material breach or default of the other remains uncured at the expiration or said thirty (30) days after written notice of such breach or default.

         6.2 Regulatory Termination. Both parties acknowledge that termination of this Agreement may be required by regulatory authorities in Nevada or by Nevada law or administrative regulation related to gaming control in Nevada. If such termination is required, the parties agree that such termination will occur in accordance with such law, regulation or condition imposed by the Nevada gaming authorities.

7.       MISCELLANEOUS

         7.1 Entire Agreement, Amendment. This Amendment constitutes the entire agreement between CBS and ASI with respect to the subject hereof and supersedes all previous understandings, negotiations and proposals as to such subject matter. This Agreement may not be altered, amended or modified except by an instrument in writing signed by a duly authorized representative of both parties. In the vent that any one or more provisions contained in this Agreement should for any reason be held to be unenforceable in any respect, such unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such unenforceable provision had not been contained herein. No course of dealing or usage of trade or course of performance will be deemed relevant to explain or supplement any term expressed in this Agreement.

         7.2 Force Majeure. Neither party shall be liable to the other for delays or failure to perform and obligation to the other hereunder if such delay or failure to perform is due to any act of God, acts of civil or military authority, labor disputes, fire riots, civil commotions, sabotage, war, embargo, blockade, floods, or when due to governmental restrictions. In the event of any such delay or failure, the parties shall have an additional period of time in which to perform hereunder as may be equal to the time lost by reason or the foregoing.

         7.3      Governing Law and Regulatory Requirements.

                  (a) This Agreement shall be governed by the substantive laws of the State of Nevada without regards to conflict of laws principles and any dispute hereunder shall be resolved in a court of competent jurisdiction in Clark County, Nevada.
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                  (b) By virtue of this Agreement, ASI hereby acknowledges that for purposes of Nevada gaming law, ASI is a manufacturer or distributor of associated gaming equipment, and as such, is subject to the jurisdiction of Nevada gaming authorities including the Nevada State Gaming Control Board and Nevada Gaming Commission. As such, failure to cooperate with said gaming authorities, including the filing of requested gaming license applications, may result in the denial of a gaming license to ASI or affiliated companies.

         7.4 Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES FOR ITS ACTS OR FAILURE TO ACT UNDER THIS AGREEMENT

         7.5 Assignment. Neither party may assign this Agreement or any rights hereunder or delegate any duties hereunder without the written consent of the other, except to a corporation to which such party assigns, transfers and conveys substantially all of its assets, into which it is merged, or with which it is consolidated.

         7.6 Notices. Notices and other communications hereunder shall be in writing or by telex, subsequently confirmed in writing, and shall be deemed given when transmitted or deposited in the United States mail, postage prepaid, addressed as follows:

         TO:      CBS                       CBS, Inc.
                                            675 Grier Drive
                                            Las Vegas, Nevada 89119
                                            ATT:  Vic Salerno

         TO:      ASI                       Autotote Systems, Inc.
                                            100 Bellevue Road
                                            Newark, DE  19014
                                            ATT: Gerald Lawrence

or to such other address as either party shall designate by written notice to the other party hereto.

         7.7 Counterparts This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         7.8 Non-disclosure Neither party shall provide or otherwise make available this Agreement or any copy or summary thereof to any third party except to the extent require by law or to the extent requested by either party's independent auditors or counsel.
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         7.9 Expenses Except as otherwise provided, ASI and CBS, respectively, will pay all costs and expenses of their performance or and compliance with all agreements and conditions contained in this Agreement.

         7.10 Successors and Assigns This Agreement shall inure to the benefit of the parties and their respective authorized legal representatives, successors and assigns and shall be binding upon ASI and CBS and their authorized successors and assigns. Nothing contained in this Agreement shall inure to the benefit of or be deemed to give rise to any right in any third party, whether by operation of law or otherwise.

         7.11 Headings The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

         7.12 Negation of Certain Relationships Nothing contained herein shall in any way constitute the relationship between the parties hereto as one of employer/employee, principal/agent, partnership, joint venture, or be construed to evidence the intention of the parties to constitute such relationship. Each party shall not hold itself out contrary to the terms of this paragraph and each party shall not become liable or be bound by any representation, act or omission whatsoever of the other party contrary to the provisions or this Agreement.

         7.13 Bankruptcy Code The parties acknowledge that this Agreement is governed by Section 365(n) of Title 11, United States Code (the "Bankruptcy Code"), and that if any party as a debtor in possession or a trustee in Bankruptcy in a case under the Bankruptcy Code rejects this Agreement, the other parties may elect to retain their rights hereunder as provided in Section 365(n) of the Bankruptcy Code.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


AUTOTOTE CBS, INC.                                   AUTOTOTE SYSTEMS, INC.



BY: /s/ Victor Salerno                         BY: /s/ William Luke
    ------------------------------                ----------------------------
    Name:                                         Name: William Luke
    Title:                                        Title: Vice President



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                                    EXHIBIT A


ITEM

Color video cards
ETIP
Card Cage w/conn
ECOM Chassis, P.S., Processor, 16 Slots
ECOM Ethernet Board (1 Slot)
ECOM GPComm Board (3 Slots)
ECOM V.35 Board (1 Slot)
ECOM PC Adapter Board
ECOMN Video Board - 1 Slot)


SMART PROBE
PROBE/TAT
DUMB PROBE
PROBE SAM
PROBE VOUCHER (Mars)
PROBE VOUCHER (CBV)
PROBE XL TERMINAL  19"
PROBE XL TERMINAL  19" (SAM in a CAN)
PROBE XL TERMINAL  14"

MARK II

MARK II SAM
MARK II VOUCHER